Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Larry Lenig (713) 881-2812

SEITEL UPDATES REORGANIZATION PROCEEDINGS

HOUSTON - November 5, 2003 - Seitel, Inc. (OTC BB: SEIEQ; TORONTO: OSL) ("Seitel" or the "Company") announced that the Bankruptcy Court for the District of Delaware conducted hearings on November 3, 2003, as a result of which, the Bankruptcy Court is expected to enter orders providing that (i) the voting date on the Company's proposed plan of reorganization will be extended by six days so that it will now expire at 5:00 PM EST on Thursday, November 13, 2003; (ii) the timetable for the confirmation hearing on the Seitel plan will remain unchanged, with such hearing scheduled to begin on November 17, 2003; and (iii) the equity committee is authorized to file an alternative plan if it elects to do so.

Seitel's plan will be funded by Berkshire Hathaway Inc. and Ranch Capital L.L.C. which are committed to provide approximately $195 million in cash in exchange for 100% of the stock of reorganized Seitel. Under the Seitel plan all administrative, tax and secured claims, and all unsecured claims (other than the $255 million of notes held by Berkshire) and owing by Seitel's principal operating subsidiaries will be paid in full in cash on the effective date. All allowed claims owing by Seitel, Inc. and its non-operating subsidiaries will be paid 25% of the value of such claims. In addition, the Seitel plan provides for the distribution of approximately $10.2 million (equivalent to $.40 per existing share of common stock) to holders of equity interests under certain conditions, including the affirmative vote of the shareholders to accept the Seitel plan. If shareholders vote to reject the plan, the $10.2 million will not be distributed.

Seitel encourages all holders of claims and equity interest to vote to accept the Seitel plan by returning their ballots by the extended voting deadline, November 13, 2003 at 5:00 PM EST. Questions regarding voting or voting procedures for claim holders may be directed to Delaware Claims Agency (800-838-6773, attention: Joe King). Questions regarding voting or voting procedures for holders of equity interest may be directed to Innisfree M&A Incorporated (877-750-2689 for individuals / 212-750-5833 for banks and brokers).

Seitel markets its proprietary seismic information to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, the most important of which is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Ranch Capital L.L.C. is a San Diego based investment firm formed in October 2002 by Lawrence S. Hershfield and Randall L. Jensen. Mr. Hershfield previously worked with Berkshire when he was employed by Leucadia National Corporation and ran Finova Group on behalf of Berkadia LLC, a joint venture of Berkshire and Leucadia.

Information Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. The words "proposed", "anticipates", "anticipated", "will", "would", "should", "estimates" and similar expressions are intended to identify forward-looking statements. Forward looking statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include the ability of the Company to continue as a going concern; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the impact of litigation on the Company and in any distribution to creditors or equity holders of the Company; the delay or inability of the Company to complete and/or consummate its proposed plan of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Company's Chapter 11 case to a Chapter 7 case; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations and other risks associated with operating a business in Chapter 11; any significant change in the oil and gas industry or the economy generally; changes in the exploration budgets of the Company's seismic data and related services customers; actual customer demand for the Company's seismic data and related services; the timing and extent of changes in commodity prices for natural gas; crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements; the effect on our reported operating results and stock price as a result of the Company's restatement of financial statements; the results or settlement of litigation regarding the Company or its assets; the Company's non-compliance with its debt covenants; adverse actions which may be taken by the Company's creditors; the level of the Company's cash generated from operations; the Company's ability to obtain alternative debt or equity financing on satisfactory terms if internally generated funds are insufficient to fund its capital needs and the lack of any strategic disposition, acquisition or joint venture involving the Company's businesses and assets; and other risks and uncertainties identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, copies of which may be obtained form the Company without charge. These forward-looking statements speak only as of the date hereof and Seitel disclaims any duty to update these statements other than as required by law. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various pre-petition liabilities, common stock and/or other equity securities. As a result, no assurance can be given as to what values, if any, ultimately will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

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